UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-36007	46-2519850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 31, 2014, Physicians Realty L.P. (the “Operating Partnership”) and Physicians Realty Trust (the “Company”) entered into the First Amendment to Shared Services Agreement (the “First Amendment”) to the existing Shared Services Agreement dated July 24, 2013 (the “Agreement”) with B.C. Ziegler and Company (“Ziegler”). The Company was formed from four healthcare real estate funds managed by Ziegler and Ziegler, together with funds managed by Ziegler, own approximately 10% of the common units of the Operating Partnership.

The First Amendment reduces the Shared Services to be provided by Ziegler, the Initial Term of the Agreement, and the monthly fee to be paid by the Company for the remainder of the term of the Agreement.  The First Amendment also clarifies that the monthy fee includes the rent payable by the Company to Ziegler under its sublease for office space with Ziegler.  In consideration of the reductions in Shared Services, the Initial Term and the monthy fee, the Company will make a one-time payment to Ziegler in the amount of $1,800,000, which may be paid in cash or in unrestricted shares of the Company’s common stock as determined by the Company in its sole discretion.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to First Amendment, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits

(d)  Exhibits

10.1                        First Amendment to Shared Services Agreement dated July 31, 2014, among B.C. Ziegler and Company, Physicians Realty Trust, and Physicians Realty L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	First Amendment to Shared Services Agreement dated July 31, 2014, among B.C. Ziegler and Company, Physicians Realty Trust, and Physicians Realty L.P.